Exhibit 10.1
SEPARATION AGREEMENT
     1. Agreement. This Separation Agreement (the “Agreement”) is between David B. Root for and on behalf of himself, his spouse, family, heirs, assigns, legal representatives, agents and attorneys (jointly, “Root”), and Molex Incorporated and all of its subsidiaries, successors, divisions, affiliates, directors, past and present officers, benefit plans, benefit plan administrators, trustees, fiduciaries, insurers, employees and agents (jointly, the “Employer”).
     2. Separation Benefits. If Root signs and does not revoke this Agreement, he will receive:
a.	Current Employment Relationship. Root will remain employed with the Employer at his current base annual salary of $410,791, less applicable tax withholdings, and his current benefits until December 31, 2009 (the “Separation Date”), at which time his employment will terminate. Effective April 1, 2009 until June 30, 2009 he will be available to assist the President of the Commercial Products Division in his transition role and with respect to the consolidation of the Commercial Products Division and the Transportation Products Division. From July 1, 2009 until the Separation Date, his duties and responsibilities shall be reduced to solely include being available to the Employer for consultation by telephone or email. As of the Separation Date, all compensation and benefits, including but not limited to life insurance, disability benefits, will cease except as explicitly set forth in this Agreement and under the terms of this Agreement. If Root resigns from the Employer prior to the Separation Date, his resignation will not affect his benefits under this Agreement. If Root resigns, the effective date of such resignation will be the Separation Date for purposes of this Agreement.

b.	Expatriate Assignment and Relocation. At the time of execution of this Agreement, Root is on expatriate assignment in Singapore. He will remain on expatriate assignment in Singapore through June 30, 2009; provided, however, all expatriate employment benefits provided with respect to such expatriate assignment shall immediately terminate as of June 30, 2009. Notwithstanding the foregoing, Root shall continue to be eligible for tax return preparation assistance from Ernst & Young with respect to any and all tax returns due as legally required for calendar years 2008 and 2009; the Employer shall reimburse Root’s reasonable expenses incurred for the completion of US tax returns for calendar years 2008 and 2009. Given the expiration of Root’s expatriate assignment in Singapore on June 30, 2009, he is expected to begin his transition and relocation to the United States as soon as possible after June 30, 2009. Notwithstanding anything to the contrary, Root shall complete his relocation to the United States no later than the six month anniversary of the Separation Date. Root’s relocation benefits shall include:
i.	The cost associated with the shipment of his household goods and pets; and

ii.	The cost of return business class flights to the United States for Root and his spouse.
If Root does not complete his relocation within the timeframe specified above, the Employer reserves the right to not cover or reimburse his relocation expenses.

c.	Severance Pay. During the period of fifty four (54) months beginning on the first day of the month that is at least six months after the Separation Date (i.e., July 1, 2010 until December 31, 2014, if the Separation Date is December 31, 2009), Root will receive separation pay in the monthly amount of $19,734.72 (representing an annual severance amount of $205,395 plus an annual car allowance amount of $7,740 payable over 54 months), less applicable US tax withholdings. These payments will be made in accordance with the Employer’s semi-monthly pay schedule. If Root dies during the period beginning on the Separation Date and ending on the last day of the last month in the 54-month period described above (the “Separation Period”) and is married at the time of his death, payments will continue to his surviving spouse until the end of the Separation Period or the death of his surviving spouse; provided that if he dies after the Separation Date but before the commencement of payments, payments to his surviving spouse will commence on the first day of the month after his death, and the 54-month period will commence with such month. These payments will be in lieu of any form of severance or separation pay to which Root would otherwise be entitled under the Molex Severance Pay Plan or otherwise. For purposes of §409A of the Internal Revenue Code, each semi-monthly payment shall be treated as a separate payment.

d.	Unused Vacation Pay. If on the Separation Date, Root has any earned but unused vacation, he will be paid for the amount of such vacation in a lump sum, less applicable tax withholdings. This payment will be included in his last regular paycheck, for the payroll period ending on the Separation Date.

e.	Medical Continuation Coverage. Following the Separation Date, Root is eligible to participate in the Molex Retiree Medical Plan. From the Separation Date through December 31, 2012, the Employer shall cover Root and his spouse under the Molex Retiree Medical Plan and shall provide to him and his spouse continued medical coverage at active employee levels and active employee cost; any medical coverage required to be provided to Root and his spouse after the Separation Date pursuant to §4980B of the Internal Revenue Code of 1986, as amended (“COBRA”) shall run concurrently with medical coverage continuation provided under this paragraph (e). Commencing with January 1, 2013, the Employer shall provide Root and his spouse continued medical coverage at retiree coverage levels and retiree medical rates. The foregoing provisions will apply to Root’s spouse only if he elects to cover her. Any reimbursement of any medical expense that is eligible for reimbursement shall be paid not later than the last day of the year following the year in which the expense is incurred.

f.	Dental Continuation Coverage. From the Separation Date through December 31, 2012, the Employer shall provide Root and his spouse continued dental coverage at active employee levels and active employee cost. Commencing with January 1, 2013, Root and his spouse’s continued dental coverage shall expire. Any reimbursement of any dental expense that is eligible for reimbursement shall be paid not later than the last day of the year following the year in which the expense is incurred.

g.	Profit Sharing Plan. Root will receive a contribution to his Profit Sharing Account for calendar year 2009, in accordance with the terms of the Profit Sharing and Retirement Plan. This contribution will be made at the time provided in the Profit-Sharing and Retirement Plan. Following the Separation Date, Root will no longer be eligible to receive a Profit Sharing benefit for any period after the Separation Date but he will be eligible for a distribution of his Profit Sharing Account in accordance with the terms of the Profit Sharing and Retirement Plan.

h.	401(k) Plan. Following the Separation Date, Root will no longer be eligible to participate in the 401(k) Plan for any period after the Separation Date but he will be eligible to receive his 401(k) benefits in accordance with the terms of the 401(k) Plan.

i.	Executive Arrangements. Following the Separation Date, Root will receive the distribution of his SERP/Deferred Compensation account in accordance with the terms of the SERP/Deferred Compensation Plan. Since his employment is terminating before age 59, under the terms of the SERP/Deferred Compensation Plan his account will be paid in a lump sum in the seventh month after the month that includes the Separation Date (i.e., July 2010 if the Separation Date is December 31, 2009).

j.	Outstanding Equity Awards. Any non-vested or unexercised stock options (or any other non-vested equity awards) will be cancelled upon the Separation Date in accordance with the terms of the applicable stock incentive plan.
     3. Root’s Obligations. Root agrees that during the Separation Period, he shall comply with the following provisions:
a.	Non-Compete. Root will not, directly or indirectly, either as an employee or a member of a partnership, or as an employer, sponsor, promoter, stockholder (except for publicly traded corporations), officer or director of a corporation or other business entity, or otherwise own, manage, operate, contract, consult, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business, whether foreign or domestic, similar to or competing with the type of business conducted by the Employer and the products produced by the Employer without the prior express written consent of the Chief Executive Officer of the Employer. During the Separation Period, Root shall seek approval from the Chief Executive Officer of the Employer prior to engaging in any work within the electronics industry.

b.	Non-Solicitation of Employees. Root, either directly or indirectly, will not solicit for employment or hire any employee of the Employer on his own behalf or on behalf of any company, firm, organization or person or recommend any employee of the Employer to any other person or party for employment, without the prior express written consent of the Chief Executive Officer of the Employer.

c.	Confidential Information. Root acknowledges that, by virtue of his employment with the Employer, he has had access to and/or received trade secrets and other confidential and proprietary information (hereinafter “Confidential Information”) with regard to the Employer’s business. Recognizing that the disclosure or improper use of such Confidential Information will cause serious and irreparable injury to the Employer, Root agrees that he will not at any time, directly or indirectly, disclose Confidential Information to any third party or otherwise use such Confidential Information for his own benefit or the benefit of others, without the prior written consent of the Employer.

d.	Employer Reputation. Root agrees that he shall not do or say anything that disparages or adversely affects the Employer.

e.	Return of Employer Property. Root agrees that on or before the Separation Date, he shall return to the Employer all property and information belonging to the Employer.

f.	Employer Remedies and Relief. Root acknowledges that his obligations set forth in this Section 3 of this Agreement are necessary to protect the Employer’s legitimate business interests, that breach of any of these obligations would cause irreparable harm to the Employer justifying the awarding of injunctive relief against Root, as well as other remedies and an award of reasonable attorneys’ fees, and that Root is agreeing to the obligations in this Section 3 because of the substantial consideration he is receiving under this Agreement.

g.	Discontinuation of Payments. Root agrees that if he breaches any of the obligations set forth in this Section 3 of this Agreement, the Employer shall have the right to discontinue and not provide any outstanding pay and/or benefits that Root would otherwise not have been eligible to receive but for this Agreement, and he shall be obligated to repay to the Employer the full amount of any pay and benefits he received under this Agreement.
     4. General Release. In exchange for the benefits set forth in this Agreement to which Root would not otherwise be entitled, he is waiving and releasing all known or unknown claims and causes of action he has or may have, as of the day he signs this Agreement, against the Employer arising out of or relating to his employment, including his separation from employment. The claims Root is releasing include, but are not limited to, any and all allegations that the Employer:
a.	has discriminated or retaliated against Root:
i.	in violation of the Age Discrimination in Employment Act (“ADEA”);

ii.	on the basis of race, color, sex (including sexual harassment and pregnancy), national origin, ancestry, disability, religion, sexual orientation, gender identity and expression, marital status, parental status, veteran status, source of income, entitlement to benefits, union activities, or any other status protected by local, state or federal laws, constitutions, regulations, ordinances or executive orders; or

iii.	in violation of the American with Disabilities Act or the Rehabilitation Act; or
b.	has violated:
i.	the Fair Labor Standards Act;

ii.	the Family Medical Leave Act;

iii.	the Employee Retirement Income Security Act of 1974;

iv.	the Workers Adjustment and Retraining Notification Act;

v.	the National Labor Relations Act;

vi.	the Labor-Management Relations Act;

vii.	Title VII of the Civil Rights Act of 1964;

viii.	the Civil Rights Act of 1866 and 1871;

ix.	the Older Workers Benefit Protection Act of 1990;

x.	the Equal Pay Act;

xi.	the Sarbanes-Oxley Act;

xii.	any and all other federal, state or local laws within the territory of the United States; and/or

xiii.	any local law of the country of Singapore; or
c.	has violated or breached its personnel policies, procedures, handbooks, any covenant of good faith and fair dealing, or any express or implied contract of any kind; or

d.	has violated public policy, statutory or common law, including claims for: personal injury; breach of fiduciary duty; invasion of privacy; wrongful discharge; retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; violation of public policy; intentional interference with contract; negligence; whistleblowing; breach of contract; fraud; detrimental reliance; loss of consortium to Root or any member of Root’s family; and/or promissory estoppel; or

e.	is in any way obligated for any reason to pay Root’s salary, compensation, benefits, commissions, bonuses, vacation, paid time off, stock grants, stock options, other stock-related benefits, profit-sharing, damages, expenses, litigation costs (including attorneys’ fees), back pay, front pay, disability or welfare or retirement benefits (other than any accrued pension benefits), compensatory damages, punitive damages, and/or interest.
     5. Exclusions From General Release. Excluded from the General Release above are any claims or rights which cannot be waived by law. Also excluded from the General Release is Root’s right to file a charge with an administrative agency (such as the Equal Employment Opportunity Commission) or participate in any agency investigation. Root is, however, waiving his right to recover money in connection with such a charge or investigation. Root is also waiving his right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.
     6. Covenant Not To Sue. A “covenant not to sue” is a legal term which means Root promises not to file a lawsuit in court. It is different from the General Release of claims set forth above. Besides waiving and releasing the claims covered by the General Release, Root further agrees never to sue, either alone or, directly or indirectly, in conjunction with any other individual entity, or person, the Employer or its predecessors, successors, parents, joint ventures, subsidiaries, partners and assigns, as well as its past and present officers, directors, employees, shareholders, owners, benefit plans, benefit plan administrators, trustees, fiduciaries, counsel, insurers, attorneys and agents, in any forum for any reason, including but not limited to claims, laws or theories covered by the General Release, and Root represents and warrants that he has not filed any such claim to date. Notwithstanding this Covenant Not To Sue, Root may bring a claim against the Employer to enforce this Agreement or to challenge the validity of the General Release under the ADEA, as amended.
     If Root sues the Employer in violation of this Agreement:
a.	He shall be liable to the Employer for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit, including reasonable compensation for the services of the internal personnel of the release party;

b.	He may be required to return all but $100 of the money and other benefits paid to him pursuant to this Agreement; and

c.	The Employer shall be excused from making or continuing any further payments otherwise owed to him under this Agreement.
(As indicated above, it would not violate any part of this Agreement to sue the Employer to enforce this Agreement, or to challenge the validity of the general Release under the ADEA.)
     7. Employee Acknowledgments. Root also agrees that he:
a.	has been paid for all hours worked and has received all compensation due;

b.	has not suffered any on-the-job injury for which he has not already filed a claim; and

c.	has received all leaves of absences and reinstatements, that he has not been denied any requested leaves of absence, and that he has been reinstated to his prior position following any leave.
     8. Confidentiality. Root agrees that he will not disclose, directly or indirectly, the terms of this Agreement and shall keep such terms confidential, including but not limited to the fact and amount(s) of the payments set forth in this Agreement, except that he may make necessary disclosures to his immediate family, attorney(s), tax advisor(s) or as may be required by law; provided, however, if this Agreement is required to be filed with the US Securities Exchange Commission and thereby becomes public information, such nondisclosure provision shall not apply. The benefits set forth in this Agreement are contingent on Root keeping the confidentiality promise contained in this Section. Root also acknowledges the Employer’s right to enforce this confidentiality provision in any court of competent jurisdiction. Root further agree that if he breaches this confidentiality provision, the Employer will be irreparably harmed as a matter of law and will be entitled to immediate injunctive relief, plus its reasonable attorneys’ fees incurred in enforcing this provision.
     9. Non-Admissions. The fact and terms of this Agreement are not an admission by the Employer of liability or other wrongdoing under any law.
     10. Additional Employee Acknowledgments. Root agrees that:

a.	He fully understands this Agreement, including that he is waiving and releasing all claims under Singapore, US federal, state and local age discrimination laws and is freely, knowingly and voluntarily entering into this Agreement;

b.	He fully understands that the General Release does not waive rights or claims that may arise after the date this Agreement is executed;

c.	He has been advised in writing to consult with an attorney before signing this Agreement and has done so or voluntarily elected not to do so;

d.	He fully understands that he may take up to twenty-one (21) days to consider this Agreement before signing it; and

e.	He is not otherwise entitled to the benefits being provided under this Agreement, except for those benefits to which he would be entitled under the benefits and payroll procedures of the Employer.
     11. Revocation. After Root signs this Agreement, he will have seven (7) days to revoke it if he changes his mind. If Root wants to revoke the Agreement, he should deliver a written revocation to Ana G. Rodriguez within seven (7) days after he signed it. If Root revokes this Agreement, he will not receive the benefits described in Section 2. However, his revocation of this Agreement will not affect his eligibility, or that of his spouse, to elect continued medical or dental coverage under COBRA, but he will be required to pay the same premiums as any other participant, and the coverage will be limited to the period provided by COBRA. Root’s revocation will not affect his entitlement to any benefit to which he is otherwise entitled under the terms of any benefit plan or applicable law.
     12. Severability. If any part of this Agreement is found to be invalid, the rest of the Agreement will be enforceable.
     13. Complete Agreement. This is the entire Agreement between Root and the Employer regarding the separation of his employment with the Employer and resolves all matters, claims and disputes between Root and the Employer. Other than what is provided in this Agreement, Root is not entitled to receive any other benefits and the Employer is not obligated to provide any other benefits.

     14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
     15. Effective Date. This Agreement shall be effective on the eighth day after Root signs this Agreement if he does not revoke it before then.

David B. Root	Molex Incorporated

/s/ DAVID B. ROOT	/s/ MARTIN P. SLARK

Martin P. Slark
Vice Chairman and Chief Executive Officer

Dated: April 6, 2009	Dated: April 6, 2009